Exhibit 99.2

VERGE MEDIA COMPANIES, INC.
CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2010 AND 2009

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of
Verge Media Companies, Inc.

We have audited the accompanying consolidated balance sheets of Verge Media Companies, Inc. (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Verge Media Companies, Inc. at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

April 29, 2011, except for the effects of the discontinued operations discussed in Note 3, earnings per share in Note 2 and subsequent events in Note 16 as to which the date is January 5, 2012.

Verge Media Companies, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$2,275	$534
Accounts receivable, net of allowance for doubtful accounts	46,031	47,285
Prepaid expenses and other current assets	2,261	2,558
Current assets of discontinued operations	26,917	16,152
Total current assets	77,484	66,529

Property and equipment, net	6,351	8,976
Intangible assets, net	86,643	93,630
Goodwill	80,909	79,200
Other assets	6,078	5,392
Non-current assets of discontinued operations	104,724	73,314
Total assets	$362,189	$327,041

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$21,190	$22,503
Payable to related party	4,830	7,012
Accrued expenses and other current liabilities	7,137	6,633
Long-term debt, current portion	11,139	7,125
Current liabilities of discontinued operations	9,388	5,032
Total current liabilities	53,684	48,305

Long-term debt payable to related parties	94,585	67,349
Long-term debt	84,717	79,882
Deferred tax liabilities	6,545	7,505
Other long-term liabilities	987	857
Non-current liabilities of discontinued operations	3,967	127
Total liabilities	244,485	204,025

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value,1,000,000 shares authorized, and none issued	—	—
Common stock, $.001 par value, 6,000,000 and 5,000,000 shares authorized, respectively, 5,006,609 and 4,837,836 shares issued and outstanding, respectively	5	5
Additional paid-in capital	163,285	157,210
Accumulated deficit	(45,586)	(34,199)
Total shareholders’ equity	117,704	123,016
Total liabilities and shareholders’ equity	$362,189	$327,041

See accompanying notes.

Verge Media Companies, Inc.
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Years Ended December 31,
	2010	2009
Net revenues	$94,139	$86,984

Cost of revenues	39,907	36,533
Gross profit	54,232	50,451

Other operating expenses	19,076	18,629
Compensation expense	10,948	12,626
Depreciation and amortization	13,052	12,105
Operating income	11,156	7,091

Interest expense, net	(19,543)	(16,410)
Other expenses	(561)	(464)

Loss from continuing operations before income tax benefit	(8,948)	(9,783)
Income tax benefit from continuing operations	(927)	(3,711)
Loss from continuing operations	(8,021)	(6,072)

Loss from discontinued operations, net of income tax provision of $3,054 in 2010 and income tax benefit of $7,019 in 2009	(3,366)	(11,909)

Net loss	$(11,387)	$(17,981)

Loss per common share - basic and diluted:
Loss from continuing operations	$(1.62)	(1.41)
Loss from discontinued operations	(0.69)	(2.75)
Net loss	$(2.31)	$(4.16)

Weighted average shares outstanding basic and diluted	4,938,637	4,317,415

See accompanying notes.

Verge Media Companies, Inc. Consolidated Statements of Cash Flows (In thousands)

	Years Ended December 31,
	2010	2009
Cash Flows from Operating Activities:
Net loss	(11,387)	(17,981)
Adjustments to reconcile net loss to net cash provided by (used in) operating activity, net of acquisitions:
Depreciation and amortization	18,639	15,261
Non-cash interest expense	13,764	10,255
Bad debt expense	408	69
Change in fair value of interest rate swap	(1,147)	(962)
Increase in deferred rent	306	451
Gain from remeasurement of investment	(5,573)	(1,675)
Loss in equity investment	778	1,148
Loss in investment	561	—
Indefinite-lived intangible asset impairment	—	360
Write-off of loan receivable	695	—
Deferred taxes	2,115	(10,812)
Non-cash marketing expense	—	2,800
Foreign currency transaction loss	13	—
Changes in assets and liabilities:
Accounts receivable	347	(1,608)
Prepaid expenses and other current assets	894	397
Other assets	(104)	(55)
Accounts payable	(2,141)	(2,625)
Accrued expenses and other current liabilities	20	2
Other liabilities	(28)	(835)
Total adjustments	29,547	12,171
Net cash provided by (used in) operating activities	18,160	(5,810)

Verge Media Companies, Inc. Consolidated Statements of Cash Flows (in thousands)

	Years Ended December 31,
	2010	2009
Cash Flows from Investing Activities:
Acquisition of property and equipment	(3,107)	(2,934)
Acquisition of capitalized software	(1,473)	(919)
Acquisitions of business, net of cash acquired	(31,490)	(19,135)
Net cash used in investing activities	(36,070)	(22,988)

Cash Flows from Financing Activities:
Repayment of long-term debt	(11,368)	(6,794)
Proceeds from bridge loan	—	3,000
Principal payments of capital lease obligation	(243)	(124)
Proceeds from long-term debt	20,000	—
Proceeds from issuance PIK Notes	15,000	2,221
Issuance of common stock	6,075	26,544
Deferred financing costs	(1,515)	—
Net cash provided by financing activities	27,949	24,847

Net increase (decrease) in cash and cash equivalents	10,039	(3,951)
Cash and cash equivalents, beginning of period	3,909	7,860
Cash and cash equivalents, end of period	$13,948	$3,909

Supplemental disclosures
Interest expense paid	$6,741	$7,716

Non-cash investing and financing activities
Accrual of contingent payment on purchase of business	$1,000	$—
Acquisition under capital lease	$41	$—
Common Stock issued related to acquisitions	$—	$14,910
Conversion of bridge loan to common stock	$—	$3,276
Elimination in consolidation of Mass2One notes receivable	$—	$3,000

Verge Media Companies, Inc.
Consolidated Statement of Changes in Shareholders' Equity
(In thousands, except share data)

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at January 1, 2009	3,595,320	$4	$112,480	$(16,218)	$96,266
Net loss	—	—	—	(17,981)	(17,981)
Acquisition of Mass 2 One Media LLC	223,771	—	8,056	—	8,056
Acquisition of Spacial Audio Solutions, LLC	106,667	—	3,840	—	3,840
Acquisition of Enticent, Inc.	66,667	—	2,400	—	2,400
Sale of common stock	727,748	1	26,198	—	26,199
Contingent consideration from prior acquisitions	17,072	—	615	—	615
Bridge loan conversion	91,002	—	3,276	—	3,276
Exercise of management subscription rights	9,589	—	345	—	345
Balance at December 31, 2009	4,837,836	5	157,210	(34,199)	123,016
Net loss	—	—	—	(11,387)	(11,387)
Issuance of common stock	168,773	—	6,075	—	6,075
Balance at December 31, 2010	5,006,609	$5	$163,285	$(45,586)	$117,704

VERGE MEDIA COMPANIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data)

Note 1 - Description of Business

In this report, “Verge,” “Company,” “registrant,” “we,” “us” and “our” refer to Verge Media Companies, Inc. (together with its subsidiaries). On October 21, 2011, Verge Media Companies, Inc. merged into Merger Sub (defined below) and its name was changed to Verge Media, LLC. The accompanying consolidated financial statements have been prepared by us pursuant to the rules of the Securities and Exchange Commission (the “SEC”) and the financial statements contained herein do not include the results of Dial Global, Inc. (formerly known as Westwood One, Inc. "Westwood"), our parent company, a subsidiary of which (i.e. Merger Sub) we merged into on October 21, 2011 (after the year ended on December 31, 2010).

The Radio business creates, develops, produces and distributes programming and various related services and provides these programs and services to more than 6,000 radio stations nationwide. In exchange for the programs and services, we primarily receive air time from radio stations. In certain instances we receive cash. The programming and content includes 24/7 formats ("24/7 Formats"), prep services, imaging and jingles, satellite services and long-form and short-form programming. We have a number of independent producer clients that provide programming and services to radio stations. We produce more than 100 different programs and services. We aggregate the air time we receive with air time received from our clients and sell that air time to national advertisers. We had one operating segment at December 31, 2010 and 2009. We have no operations outside the United States.

As described in more detail under Note 3 - Discontinued Operations, on July 29, 2011, our Board of Directors approved a spin-off of the Digital Services business to a related entity owned by our sole shareholder. For all periods presented in this report, the results of the Digital Services business are presented as a discontinued operation and will continue to be presented as discontinued operations in all future filings in accordance with generally accepted accounting principles in the United States. The Digital Services business provides streaming, measurement, advertising management and monetization and audience engagement solutions, which cover database, audience and web management systems, to thousands of radio stations worldwide.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Estimates by their nature are based on judgments and available information. Actual results could differ from those estimates. The most significant assumptions and estimates involved in preparing the financial statements include those related to useful lives of property and equipment, the useful lives of intangible assets, allowance for doubtful accounts, fair values assigned to intangibles and interest rate swaps, and the valuation of goodwill.

Cash and Cash Equivalents

All highly liquid investments purchased with an original maturity of three months or less at the date of acquisition are classified as cash and cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

In the normal course of business, the Company provides unsecured credit to customers, performs credit evaluations of these customers, and maintains reserves for potential credit losses. In determining the amount of allowance for doubtful accounts, management considers historical credit losses, the past due status of receivables, payment history, and other customer-specific information. The past due status of a receivable is based on its contractual terms. Expected credit losses are recorded as an allowance for doubtful accounts. Receivables are written off when management believes they are uncollectible. The allowance for doubtful accounts was approximately $175 and $307 at December 31, 2010 and 2009, respectively.

Property and Equipment

Property and equipment are recorded at cost. The Company provides for depreciation and amortization using the straight-line method over the assets’ estimated useful lives. Estimated useful lives are as follows:

Radio, network and communications equipment	3 to 7 years
Office computer and equipment	3 to 5 years
Furniture and fixtures	5 to 7 years
Leasehold improvements	Shorter of useful life or lease term

The cost and accumulated depreciation applicable to assets retired or sold are removed from the respective accounts, and gains or losses thereon are included in the consolidated statements of operations. Repairs and maintenance costs that do not extend the useful lives of the assets are expensed as incurred.

Capitalized Software Costs

The Company capitalizes external direct costs of materials and services consumed in developing and obtaining internal use computer software, and the payroll and payroll-related costs for employees who are directly associated with, and who devote time to, developing the internal use computer software. Management’s judgment is required in determining the point at which various projects enter the stages at which costs may be capitalized, in assessing the ongoing value of the capitalized costs, and in determining the estimated useful lives over which the costs are amortized. The Company expects to continue to invest in internally-developed software.

The Company’s internal use capitalized software development costs were $1,209 and $955, with related accumulated amortization of $262 and $15 at December 31, 2010 and 2009, respectively. Amortization expense was $247 and $15 for the years ended December 31, 2010 and 2009, respectively. For the years ended December 31, 2010 and 2009, the Company recorded amortization expense associated in loss from discontinued operations of $203 and $28, respectively.

Restricted Investment

Restricted investment consists of a certificate of deposit that is collateral for a letter of credit issued by the Company in connection with its New York office lease (see Note 8 - Lines of Credit). This investment is categorized as a held-to-maturity security. The certificate of deposit matured in May 2011.

Investments

Investments in which the Company has significant influence, but less than a controlling voting interest, are accounted for using the equity method. Significant influence is generally presumed to exist when the Company owns an interest of approximately 20% to 50%, and exercises significant influence. Under the equity method of accounting, the Company includes its investment and amounts due to and from its equity method investments in its consolidated balance sheets. The Company’s consolidated statements of operations includes the Company’s share of the investees earnings (losses), and the Company’s consolidated statements of cash flows includes all cash received from or paid to the investee. Investments in which the Company has no significant influence (generally less than a 20% ownership interest), or does not exert significant influence, are designated as available-for-sale investments if readily determinable market values are available. If an investment’s fair value is not readily determinable, the Company accounts for its investment at cost.

Goodwill and Intangible Assets

Goodwill represents the excess of consideration transferred over the fair value of identifiable net assets acquired. Acquired intangibles are recorded at fair value as of the acquisition date. Goodwill and other intangibles determined to have an indefinite life are not amortized, but tested for annual impairment. The Company measures impairment of its indefinite-lived intangible assets, which consists of trade names based on the relief-from-royalty method. An impairment loss is recognized on indefinite-lived intangibles when the carrying amount exceeds the fair value. For goodwill, the fair value of the reporting unit is compared to its carrying amount on an annual basis to determine if there is a potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill is less than their carrying value, determined based on discounted cash flows, market multiples, or appraised values, as appropriate.

The Company has determined that there was no impairment of goodwill as a result of completing an impairment review as of December 31, 2010 and 2009. No impairment on indefinite-lived intangible assets was identified by the Company in the year ended December 31, 2010.

Intangible assets subject to amortization consist of advertiser and producer relationships, trade names, customer relationships, technology, beneficial lease interest, and non-compete agreements acquired. The intangible asset values assigned were determined based upon the expected discounted aggregate cash flows to be derived over the life of the assets. The Company amortizes the value assigned to intangibles as follows:

Advertiser and producer relationships	15 years
Trade names	4 to 5 years
Customer relationships	4 years
Technology	8 years
Beneficial lease interest	7 years
Non-compete agreements	4 years

The weighted-average useful life of trade names and beneficial lease interest is approximately five years and seven years, respectively.

Intangible assets that have definite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indications were present, the Company would test for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), the Company would perform the next step, which is to determine the fair value of the asset, and record an impairment, if any. The Company re-evaluates the useful life determinations for these intangible assets each year to determine whether events and circumstances warrant a revision in their remaining useful lives. The Company has determined that there were no indicators of impairment of definite-lived intangible assets as of December 31, 2010 and 2009.

Deferred Financing Costs

Deferred financing costs are amortized under the interest method over the term of the debt. Amortization expense was $1,427 and $672 for the years ended December 31, 2010 and 2009, and is included in interest expense, net in the consolidated statements of operations.

Deferred Rent

The Company recognizes rent expense on leases containing scheduled rent increases by amortizing the aggregate minimum lease payments on a straight-line basis over the lease term.

Revenue Recognition

Revenues primarily comprise of network radio advertising. Network radio advertising revenues are recognized, net of agency fees and producer fees, when the advertising has aired. Revenue generated from charging fees to radio stations and networks for music libraries, audio production elements, and jingle production services are recognized upon delivery, or on a straight-line basis over the term of the contract, depending on the terms of the respective contracts.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs totaled $303 and $371 for the years ended December 31, 2010 and 2009.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable. At December 31, 2010 and 2009, substantially all of the Company’s cash and cash equivalents were held at seven financial institutions, and exceeded federally insured limits.

The Company’s revenues are generated primarily from companies located in the United States. The Company performs periodic credit evaluations of its customers’ financial condition and, in certain instances, requires payment in advance. Accounts receivable are due principally from large U.S. companies under stated contract terms. The Company provides for estimated credit losses, as required.

For the years ended December 21, 2010 and 2009, respectively, one customer accounted for approximately 19% and 7% of gross revenues. At December 31, 2010 and 2009, respectively, approximately 28% and 10% of accounts receivable was due from this customer.

Income Taxes

Deferred income taxes are recognized for the temporary differences between the financial statement and the tax basis of the assets and liabilities of the Company. The Company calculates the deferred income taxes using the enacted tax rate expected to apply to the taxable income for each year in which the deferred tax liability or asset is expected to be settled or realized.

The Company adopted the applicable sections of Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 740-10 that were included in the pre-Codification FASB Interpretation No. 48, Accounting for Uncertainty of Income Taxes. The guidance prescribes a recognition threshold and measurement attribute for financial statement recognition, and measurement of a tax position taken, or expected to be taken, in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. A tax benefit from an uncertain tax position taken, or expected to be taken, may be recognized only if it is “more likely than not” that the position is sustainable upon tax authority examination, based on its technical merits. The tax benefit of a qualifying position under this guidance would equal the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement, with a taxing authority having full knowledge of all the relevant information. A liability (including interest and penalties, if applicable) is established in the financial statements to the extent a current benefit has been recognized on a tax return for matters that are considered contingent upon the outcome of an uncertain tax position. In the opinion of management, the Company has no uncertain tax positions. The tax years subject to examination by the taxing authorities are the years ended December 31, 2007 and forward.

Translation of Foreign Currencies

The functional currency for the Company’s foreign subsidiaries is the U.S. Dollar. The re-measurement from the applicable foreign currencies to U.S. Dollars for transactions denominated in currencies other than U.S. Dollars is performed based on the date of the transactions. Gains and losses resulting from transactions in other than functional currencies are reflected in operating results.

Interest Rate Swap Agreements

The Company enters into interest rate swap agreements to manage the risks associated with its variable rate debt. These interest rate swaps are not designated as hedges. Accordingly, interest rate swap agreements are recorded at fair value, and included in assets or liabilities, as appropriate. Changes in fair value at each balance sheet date, and upon maturity, are included in interest expense, net in the consolidated statement of operations.

Fair Value Measurements

Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, is as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities
Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities
Level 3 — No observable pricing inputs in the market

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurements requires judgment, and may affect the valuation of the assets and liabilities being measured, and their placement within the fair value hierarchy.

The fair value hierarchy also requires an entity to maximize the use of observable inputs, and minimize the use of unobservable inputs, when measuring fair value.

Earnings Per Share

Basic earnings per share excludes the effect of common stock equivalents and is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Shares issued during the period and shares re-acquired during the period are weighted for the portion of the period that they were outstanding. Diluted earnings per share reflects the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. For the years ended December 31, 2010 and 2009, the Company had no common stock equivalents.

Reclassifications

Certain amounts in previously issued financial statements have been reclassified to conform to the 2010 presentation. These reclassifications had no effect on previously reported net income.

Recent Accounting Pronouncements

The adoption of the following accounting standards and updates during 2010 did not result in a significant impact to the consolidated financial statements:

On January 1, 2010, the Company adopted the accounting standard that; requires a qualitative rather than a quantitative analysis to determine the primary beneficiary of a variable interest entity (“VIE”); requires ongoing reassessments of whether an enterprise is a primary beneficiary of a VIE; enhances disclosures about an enterprise’s involvement with a VIE; and amends certain guidance for determining whether an entity is a VIE.

On January 1, 2010, the Company adopted the update to the accounting standard that requires new disclosures, and clarifies existing disclosures on fair value measurements. This standard also requires new disclosures including (i) separate disclosure of the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements, and a description of the reasons for the transfers, and (ii) separate presentation of information about purchases, sales, issuances, and settlements in the reconciliation of Level 3 fair value measurements. This update also clarifies existing disclosures requiring the Company to (i) determine each class of assets and liabilities based on the nature and risks of the investments, rather than by major security type, and (ii) for each class of assets and liabilities, disclose the valuation techniques and inputs used to measure fair value for both Level 2 and Level 3 fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010.

Note 3 - Discontinued Operations

In December 2009, the Company made a decision to discontinue the operations of Triton Innovative Marketing LLC, which was in the business of promotional marketing and advertising for radio stations. The historical financial results of this subsidiary have been reclassified as discontinued operations.

On July 29, 2011, the operations of the Company's Digital Services business were spun-off to a related entity, Triton Digital, Inc. (“Triton Digital”) that was owned by Triton Media Group, LLC (“Triton Media”) our sole shareholder. As part of the spin-off, Verge Media, Inc. (our wholly-owned subsidiary) indemnified Triton Media for damages resulting from claims (subject to limited carve-outs) arising from or directly related to the Radio network business of the Company, Verge Media, Inc. or any of our respective subsidiaries (other than digital companies), provided such claims are made on or before April 30, 2013. We spun-off the Digital Services business' net assets with a carrying value of $116,660 to Triton Digital as of September 30, 2011. Subsequently, on October 20, 2011, the Company agreed to distribute during the fourth quarter of 2011, $4,801 related to our inter-company payables and receivables that were outstanding between the Radio and Digital Services business (with a net amount of obligations in favor of the Digital Services business of $4,801, which amount is included in payable to related party in the consolidated balance sheet) to Triton Digital.

Our financial statements as of December 31, 2010 and 2009 and for the twelve months then ended are presented with the Digital Services business as a discontinued operation. We were not required to amend or pay down our existing debt in connection with the spin-off of the Digital Services business and have not allocated interest expense to the discontinued operations accordingly. We have not allocated any corporate overhead to the discontinued operations. We have not had any significant continuing involvement in the Digital Services business since the spin-off. We have continuing activities and cash flows related to the Digital Services business through the Digital Reseller Agreement (see Note 16 - Subsequent Events) which was entered into on July 29, 2011 and has a four-year term. Under this agreement we agreed to provide, at our sole expense and on an exclusive basis (subject to certain exceptions), services to Triton Digital customarily rendered by terrestrial network radio sales representatives in the United States in exchange for a commission.

The results of the Digital Services business and MJI included in discontinued operations for all periods presented are as follows:

	Years Ended December 31,
	2010	2009
Revenue	$32,796	$13,810
Cost of revenue	12,395	9,450
Gross profit	20,401	4,360
Operating costs	19,235	20,333
Depreciation and amortization	5,587	3,516
Loss from operations	(4,421)	(19,489)
Gain from re-measurement of investment	5,573	1,675
Loss on equity investment	(778)	(1,148)
Other expenses	(696)	—
Interest income	10	34
Loss from discontinued operations, before provision for income taxes	(312)	(18,928)
Income tax provision (benefit) from discontinued operations	3,054	(7,019)
Net loss from discontinued operations	$(3,366)	$(11,909)

Assets and liabilities of discontinued operations are comprised of the following:

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$11,673	$3,376
Accounts receivable, net of allowance for doubtful accounts	9,541	4,546
Receivable from related party	4,830	7,012
Prepaid and other assets	873	1,218
Total current assets of discontinued operations	26,917	16,152
Property and equipment, net	2,034	894
Intangible assets, net	31,006	24,197
Goodwill	70,043	43,027
Investments	—	2,595
Deferred tax asset	—	1,166
Other assets	1,641	1,435
Total non-current assets of discontinued operations	104,724	73,314
Total assets of discontinued operations	$131,641	$89,466
LIABILITIES
Current liabilities:
Accounts payable	$973	$1,067
Producer payable	1,010	1,010
Accrued and other current liabilities	7,405	2,955
Total current liabilities of discontinued operations	9,388	5,032
Deferred tax liability	3,808	—
Other liabilities	159	127
Total non-current liabilities of discontinued operations	3,967	127
Total liabilities of discontinued operations	$13,355	$5,159

Note 4 - Property and Equipment

Property and equipment consist of the following:

	December 31,
	2010	2009
Radio and communications equipment	$9,565	$7,520
Office computer and equipment	4,512	4,421
Furniture and fixtures	470	446
Leasehold improvements	2,849	2,758
Capitalized lease assets	404	438
Property and equipment	17,800	15,583
Accumulated depreciation	(11,449)	(6,607)
Property and equipment, net	$6,351	$8,976

For the years ended December 31, 2010 and 2009, the Company recorded depreciation expense associated with property and equipment of $4,858 and $4,237, respectively. This includes depreciation on capitalized lease assets of $80 and $78, for the years ended December 31, 2010 and 2009, respectively. For the years ended December 31, 2010 and 2009, the Company recorded depreciation expense associated in loss from discontinued operations of $1,060 and $312, respectively.

Note 5 - Investments

Ex-Band

On May 15, 2006, the Company purchased Series A Convertible Preferred Stock in Ex-Band Syndications, LLC (“Ex-Band”) for $1,000, representing 15% of the fully diluted shares outstanding of Ex-Band. Additionally, the Company incurred approximately $122 of expenses directly related to the acquisition which have been capitalized. The Company has accounted for the value of the Series A Convertible Preferred Stock at its cost basis on the consolidated balance sheets. The Series A Convertible Preferred Stock is convertible into common shares on a one-for-one basis, as adjusted for dilution, if any, as defined in the agreement, upon the earlier of (a) a qualified public offering, or (b) the date specified by written consent or agreement of the holders of at least 66 2/3% of the the outstanding shares of Series A Convertible Preferred Stock. The voting rights associated with the shares carry one vote per share, or per equivalent share.

At December 31, 2010, the Company determined that an other-than-temporary decline in the investment in Ex-Band had occurred based on its evaluation of the 2010 financial information and 2011 forecast. Ex-Band currently continues to operate profitably, and it is anticipated that it will continue to do so; however, due to the impact on earnings and consequently, fair value, of a 32% decline in revenues between 2008 and 2010 (inclusive), the Company recorded a loss of $561, which is included in other expenses in the consolidated statement of operations for the year ended December 31, 2010. This non-recurring fair value measure is classified as Level 3. The investment as of December 31, 2010 and 2009 was $561 and $1,122, respectively, and was included in other assets.

The Company acts as agent for Ex-Band programs and recorded $160 and $115 of revenues, and incurred $14 and $10 of producer expense in 2010 and 2009, respectively.

Discontinued Operations

The Company also entered into the following investments for its Digital Services businesses discontinued operations during 2010 and 2009.

Music To Go

In 2006, the Company acquired an 18% interest in Music To Go (“Music To Go”) for a cost of $5,000. The investment is accounted for under the equity method. During the year ended December 31, 2009, the Company's share of the investment loss in Music To Go amounted to $752, which brought the carrying value to zero at December 31, 2009. Music To Go continued to incur losses in 2010, and the Company does not expect an imminent return to profitable operations. The Company also wrote off the loan receivable from Music To Go at December 21, 2010, for $695, which has been classified under loss from discontinued operations, other expense in the consolidated statements of operations.

StreamTheWorld

In 2006 and 2007, the Company acquired equity investments of approximately 26% of the common stock in StreamTheWorld, Inc. (“StreamTheWorld”) for a total cost of approximately $4,600. The investment was accounted for under the equity method. As of December 31, 2009, its carrying value was $2,595. During the year ended December 31, 2009, the Company's share of the investment loss amounted to $396. On May 28, 2010, the Company purchased the remaining 74% of StreamTheWorld (see Note 6 - Acquisitions). As of May 28, 2010, the Company recorded its share of investment loss of $778 in 2010 as loss from discontinued operations, other expense in the consolidated statements of operations.

Note 6 - Acquisitions

The Company entered into the following business combinations during 2010 and 2009 to complement and add market share to the Company's existing lines of Radio business. Transaction costs associated with the combinations are included in operating expenses in the consolidated statements of operations.

Radio Voodoo

In June 2010, the Company purchased assets of VoodooVox, Inc. (“Voodoo”). Voodoo provides services that enable radio and television broadcasts to convert call-in lines into voice data collection services which enhance the Company's product offerings to its radio station clients. The assets acquired primarily include all of the related tangible and intangible assets to operate Voodoo's business operations. $1,500 of the purchase price was paid at closing, with two contingent payments to be paid to the sellers on or before March 31, and September 30, 2011. The contingent payments will be equal to 65% of revenues for the period from July 1, 2010 through June 30, 2011. If these payments are less than $2,000, the Company will pay the sellers an amount equal to 65% of revenues earned from July 1, 2011 through June 30, 2012 that exceed revenues earned from July 1, 2010 through June 30, 2011. Total purchase price cannot exceed $3,500.

The fair value of the estimated contingent payments as of the date of acquisition, and as of December 31, 2010, was approximately $1,000. No liabilities were assumed in the acquisition.

In addition, the Company simultaneously (in June 2010) entered into a consulting agreement with the President and the CEO of Voodoo for a period of two years.

The purchase price for Voodoo was allocated as follows:

Property and equipment	$16
Customer relationships	400
Technology	410
Trade names	150
Goodwill	1,524
$2,500

Discontinued Operations

The Company entered into the following business combinations for its Digital Services business discontinued operations during 2010 and 2009. Transaction costs associated with the combinations are included in loss from discontinued operations in the consolidated statements of operations.

StreamTheWorld

On May 28, 2010, the Company entered into a Share Purchase Agreement and acquired the remaining outstanding common and preferred shares of StreamTheWorld for approximately $30,400. StreamTheWorld provides online streaming services to its customers, and this acquisition augments the Digital Services business platform, providing online streaming services to StreamTheWorld's customer base that were previously outsourced. The pre-existing equity interest in StreamTheWorld was re-measured at fair value on May 28, 2010. The carrying value of the equity interest in StreamTheWorld as of the date of acquisition was $1,800. The fair value of the Company's equity interest in StreamTheWorld immediately before the acquisition was approximately $7,400. A gain from remeasurement of the investment of $5,573 is included in loss from discontinued operations in the consolidated statement of operations for the year ended December 31, 2010. The Company consolidated StreamTheWorld in its consolidated financial statements beginning with the acquisition of the controlling interest in StreamTheWorld and it is included in the assets and liabilities of discontinued operations in the consolidated balance sheet.

The purchase price for StreamTheWorld was allocated to the related assets acquired and liabilities assumed, and the excess of the consideration exchanged was allocated to goodwill of approximately $24,300.

Transaction costs related to the acquisition amounted to approximately $1,300, which is included in loss from discontinued operations as an operating expense in the consolidated statement of operations in the year ended December 31, 2010.

In order to fund the purchase of StreamTheWorld, the Company received $15,000 under its senior notes from its equity investors, and obtained $20,000 under a term loan.

The purchase price after the re-measurement for StreamTheWorld was allocated as follows:

Cash	$568
Accounts receivable	1,353
Prepaid expenses and other current assets	1,039
Property and equipment	1,238
Goodwill	26,217
Technology	8,900
Customer relationships	2,700
Trade names	270
Accounts payable	(571)
Accrued expenses and other current liabilities	(1,854)
Deferred tax liability	(1,900)
Long-term debt	(211)
$37,749

Mass2One Media, LLC

On February 24, 2009, the Company entered into a purchase agreement to acquire the remaining 53% membership interests in Mass2One Media, LLC (“Mass2One”) by issuing 223,771 shares for the purchase price of approximately $8,100. Additionally, there was a $3,000 receivable to the Company from Mass2One that was eliminated in consolidation upon acquisition, and therefore, is also considered in the purchase consideration. Transaction costs associated with this acquisition were approximately $605, which were included in loss from discontinued operations in the consolidated statements of operations in the year ended December 31, 2009.

The Company previously owned a 47% membership interest in Mass2One and, therefore, began consolidating Mass2One in its consolidated financial statements after obtaining a controlling interest from the date of this acquisition. The investment in Mass2One was accounted for as an equity investment prior to February 24, 2009. The carrying value of the equity investment in Mass2One prior to this acquisition date was approximately $3,200, based on an original investment of $4,000, reduced by the Company's share of equity losses in Mass2One of approximately $774, since the Company's original investment.

The pre-existing equity interest in Mass2One ($3,200) was re-measured at fair value, and therefore, the related assets acquired and liabilities assumed were measured at their full fair value when the Company obtained a controlling interest in Mass2One. The re-measured fair value of the equity interest in Mass2One was approximately $4,900. As a result, the Company recognized a gain of approximately $1,700 from the re-measurement, which is included in loss from discontinued operations in the consolidated statement of operations.

In September 2008, Mass2One entered into a three-year license agreement with CBS, which included a $3,000 advance. The $3,000 advance was to be recouped based on a formula related to a percentage of all program revenues, or upon the termination of the license agreement. This agreement was amended in December 2009. The amended license agreement redefines the advance as a non-refundable payment as CBS had fully used the advance for marketing the service licensed. In 2009, the Company expensed the remaining advance of approximately $2,800 in loss from discontinued operations in the consolidated statements of operations, as there is no longer any future specific benefit to the Company.

The purchase price after the re-measurement for Mass2One was allocated as follows:

Cash	$31
Accounts receivable	299
Prepaid expenses and other current assets	2,809
Property and equipment	37
Goodwill	7,325
Customer relationships	5,300
Technology	2,000
Trade names	1,200
Accounts payable	(77)
Accrued expenses and other current liabilities	(78)
Deferred tax liabilities	(2,890)
$15,956

Spacial Audio Solutions, LLC

On July 2, 2009, the Company entered into an agreement to purchase 100% of the membership interests in Spacial Audio Solutions, LLC (“Spacial”), for a total purchase price of approximately $7,400. Approximately $3,600 of the purchase price was paid in cash, and the balance was paid with 106,667 shares of common stock valued at approximately $3,800. Transaction costs associated with this acquisition were approximately $1,200, which were included in loss from discontinued operations in the consolidated statements of operations in the year ended December 31, 2009.

The purchase price for Spacial was allocated as follows:

Cash	$17
Accounts receivable	181
Prepaid expenses and other current assets	3
Property and equipment	1
Goodwill	5,005
Technology	2,200
Trade names	800
Customer relationships	40
Accrued expenses and other current liabilities	(111)
Deferred tax liabilities	(700)
$7,436

Enticent, Inc.

On August 5, 2009, the Company purchased the outstanding shares of Enticent, Inc. (“Enticent”) for a total purchase price of $13,500. $11,100 of this purchase price was paid in cash ($2,000 of which was held in escrow as part of the transaction until February 2011), and the balance was paid with 66,667 shares of the common stock valued at $2,400. Transaction costs associated with this acquisition were $664, which were included in loss from discontinued operations in the consolidated statements of operations in the year ended December 31, 2009.

The purchase price for Enticent was allocated as follows:

Cash	$134
Accounts receivable	522
Prepaid expenses and other current assets	171
Property and equipment	92
Goodwill	9,044
Technology	3,000
Trade name	2,000
Customer relations	1,000
Accounts payable	(52)
Accrued expenses and other current liabilities	(371)
Deferred tax liabilities	(2,040)
$13,500

As Mass2One and Enticent are both single-member limited liability companies for U.S. tax purposes, deferred taxes calculated for purchase accounting are recorded where they would be recognized, at their parent, Verge Media Companies, Inc.

Note 7 - Goodwill and Intangible Assets

The change in carrying amount of goodwill is as follows:

Balance - January 1, 2009	$78,965
Contingent payout of prior year acquisitions	235
Balance - December 31, 2009	79,200
Voodoo acquisition	1,524
Backtrax additional consideration	185
Balance - December 31, 2010	$80,909

Intangible assets consist of the following:

		As of December 31, 2010			As of December 31, 2009
	Estimated Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Advertiser and producer relationships	15 years	$103,901	$(19,726)	$84,175	$103,901	$(12,800)	$91,101
Trade names	4 to 5 years	1,780	(1,051)	729	1,630	(706)	924
Customer relationships	4 years	400	(50)	350	—	—	—
Technology	8 years	410	(26)	384	—	—	—
Beneficial lease interests	7 years	1,200	(549)	651	1,200	(374)	826
Non-compete agreements	4 years	1,700	(1,346)	354	1,700	(921)	779
		$109,391	$(22,748)	$86,643	$108,431	$(14,801)	$93,630

Amortization expense included in continuing operations in 2010 and 2009 was $7,947 and $7,853, respectively. Amortization expense included in discontinued operations in 2010 and 2009 was $4,324 and $3,176, respectively.

Amortization expense for the next five years and thereafter is as follows:

Year Ending December 31:
2011	$7,971
2012	7,562
2013	7,290
2014	7,166
2015	6,986
Thereafter	49,668
Total amortization expense	$86,643

Note 8 - Lines of Credit

Prior to the Merger, Excelsior Radio Networks, LLC. (“Excelsior”), one of the Company's wholly-owned subsidiaries, had a $15,000 line of credit with a financial institution, with an interest rate at the lower of 4.75% above LIBOR, or 3.75% above the prime rate at December 31, 2010 and the lower of 4.50% above LIBOR, or 3.50% above the prime rate at December 31, 2009. During the year ended December 31, 2009, the interest rate varied from 4.25% to 4.75% above LIBOR, or 3.50% to 3.75% above the prime rate, depending on Excelsior's leverage ratio at the time the loan was drawn; and, during the year ended December 31, 2010, the interest rate varied from 4.50% to 4.75% above the LIBOR, or 3.50% to 3.75% above the prime rate, depending on Excelsior's leverage ratio at the time the loan was drawn. The line was collateralized by all the assets of Excelsior, and was cross-collateralized with the term loan. A portion of the credit line, $763 at December 31, 2010 and 2009, was set aside as a letter of credit to collateralize Excelsior's lease for its New York office space. As of December 31, 2010 and 2009, $14,237 was available to the Company. The credit line and letter of credit were scheduled to expire on June 20, 2013. The line of credit was subject to certain financial covenants and certain fees on the unused balance. Upon closing of the Merger, the line of credit was repaid and a new New First Lien Revolving Credit Facility was entered into to replace the prior revolver as described in Note 16 - Subsequent Events.

Note 9 - Bridge Financing

On March 20, 2009, the Company borrowed $3,000 under a bridge loan at an interest of 17.5%, plus a commitment fee of 2%. On August 14, 2009, the principal and interest amounts due under the bridge loan were converted to 91,001 shares.

Note 10 - Long-Term Debt

Beginning in November 2007 and through December 31, 2010, the Company entered into a series of separate note purchase agreements to finance its acquisitions, raising additional capital through the issuance of senior notes and term loans.

The long-term debt as of December 31, 2010 and 2009 was as follows:

	December 31,
	2010	2009
Senior Notes	$95,707	$68,370
Note Payable	94,734	85,986
Total long-term debt	190,441	154,356
Less current portion	11,139	7,125
Long-term debt, non-current portion	$179,302	$147,231

Senior Notes

The senior notes were issued to the Company's equity investors, Oaktree Capital Management, L.P. ("Oaktree") and Black Canyon Capital LLC ("Black Canyon"), certain members of management and others. There were two tranches of notes (collectively, the "senior notes"); the first due November 1, 2013 with an interest rate of 14.5% and the other due October 31, 2013 with an interest rate of 15.5%. In each case, interest compounded quarterly and was payable in kind ("PIK") until the principal and accrued interest became due at maturity. The senior notes are shown on the consolidated balance sheet as long-term debt payable to related party and as part of long-term debt. The anticipated principal and interest payable at maturity on the November 1, 2013 notes is $92,449 and on the October 31, 2013 notes is $53,664. The amount of the interest accrued on each quarterly interest payment date was capitalized as principal. In the event of a default, the annual interest rate would increase by 2%. The senior notes contained certain financial and restrictive covenants, including restriction on the sale of assets, an offer to repurchase upon change of control, covenants on use of proceeds and maintenance of certain financial ratios.

The senior notes also contained redemption features where we had the option to redeem any portion of the outstanding balance of the notes and capitalized interest thereon at 105%, 102.5% and 100% after June 15, 2011, 2012, and 2013, respectively. In May 2010, we borrowed $15,000 under the senior notes to finance an acquisition that was then spun-off to Triton Digital.

At December 31, 2010, the outstanding balance of the senior notes was $35,656 with interest at 14.5% and $60,051 with interest of 15.5%.

At December 31, 2009, the outstanding balances of the senior notes were approximately $26,200, with interest at 14.5%, and approximately $42,100, with interest of 15.5%, respectively.

PIK interest expense during the year ended December 31, 2010 and 2009 was approximately $12,300 and $9,300, respectively.

Upon closing of the Merger, these senior notes were repaid and New Credit Agreements were entered into as described in Note 16 - Subsequent Events.

 Note Payable

As of December 31, 2009, Excelsior had a $95,000 term loan with a balance outstanding of $85,986. On May 28, 2010, Excelsior amended its term loan to fund a dividend to its parent of $20,000, resulting in a total term loan of $115,000. As of December 31, 2010, the outstanding balance under the term loan was $94,734. The loan was subject to quarterly principal payments, with a balloon payment at maturity in June 2013, and carries interest rate that is reset quarterly. The loan was subject to certain financial covenants, including maximum leverage ratios and minimum fixed charges. The Company was also subject to contingent principal payments based on excess cash flows, as defined in the note agreement calculated annually. Borrowings were collateralized by substantially all the assets of Excelsior, and were cross-collateralized with the line of credit.

At December 31, 2010, the interest rate was 5.75%, with interest payable quarterly at a rate of 4.75% above a LIBOR floor of 1%. At December 31, 2009, the interest rate was 4.8%, with interest payable quarterly at a rate of LIBOR plus 4.50%. If the three-month Eurodollar base rate is in excess of 4% for 30 consecutive days, the Company would be required to maintain interest rate protection agreements covering a notional amount of not less than 50% of all outstanding indebtedness at that time. The weighted-average interest rate for the year ended December 31, 2010 and 2009 was 5.77% and 5.99%, respectively.

Aggregate future required principal payments of long-term debt at December 31, 2010 are as follows:

2011	$11,139
2012	16,708
2013	162,594
Total	$190,441

Upon closing of the Merger, these notes payable were repaid and New Credit Agreements were entered into as described in Note 16 - Subsequent Events.

Interest Rate Swap Contracts

To manage interest rate risk, the Company may be required to enter into interest rate swap contracts to adjust the proportion of total debt that is subject to variable interest rates. Such contracts fix the borrowing rates on floating debt to provide a hedge against the risk of rising rates.

By using derivative financial instruments to hedge exposure to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the interest rate swap contract. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with interest rate swap contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposure that may adversely impact expected future cash flows, and by evaluating hedging opportunities.

The Company uses a variable rate debt to finance operations. The debt obligations expose the Company to variability in interest payments due to changes in interest rates. The Company is required under the term loan, under certain circumstances, to limit the variability of its interest payments. To meet this objective, the Company has entered into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These swap agreements have converted variable-rate cash flow exposure on the debt obligations to fixed cash flows.

At December 31, 2009, the Company was party to four interest rate swap agreements. One agreement required the Company to pay fixed interest of 4.41% on a total notional value of $30,000, and expired on December 31, 2010. The remaining three agreements each required the Company to pay a fixed interest of 3.6% on a total notional value of $18,000, and expired on June 30, 2010. The $18,000 amortized down along with the debt. The Company has not contemporaneously assessed the effectiveness of its interest rate swap agreements. Accordingly, the change in fair value of the swap agreement of approximately $962 for the year ended December 31, 2009 has been reflected as a decrease to interest expense, net on the consolidated statement of operations. The agreements had a fair value net liability position of approximately $1,100, at December 31, 2009, all of which was recorded as a short-term liability on the consolidated balance sheets. All the swaps expired during 2010; therefore, the $1,100 balance has been reflected as a decrease to interest expense, net on the consolidated statement of operations. See Note 15 - Fair Value of Financial Instruments for a further discussion of the fair value of the instrument.

Note 11 - Shareholders' Equity

As of December 31, 2009, the Company has the authority to issue 1,000,000 shares of preferred stock, $0.001 par value per share, and 5,000,000 shares of common stock, $0.001 par value per share.

On May 28, 2010, the Company amended and restated its Articles of Incorporation, and increased its authorized shares of common stock from 5,000,000 shares to 6,000,000 shares, $0.001 par value per share, and issued 168,773 shares of common stock, for approximately $6,075.

Note 12 - Income Taxes

The income tax benefit from continuing operations consists of the following:

	Years Ended December 31,
	2010	2009
Current tax provision:
Federal	$—	$—
State	33	77
Foreign	—	—
Total current tax provision	33	77

Deferred tax provision/(benefit):
Federal	(671)	(3,079)
State	(289)	(709)
Foreign	—	—
Total deferred tax provision (benefit)	(960)	(3,788)
Total income tax provision (benefit)	$(927)	$(3,711)

The income tax provision for continuing operations for the years ended December 31, 2010 and 2009 was the result of the provision for state and local taxes and are accounted for under ASC 740 Income Taxes, and the tax amortization of goodwill, which are not presumed to reverse in a definite period of time and therefore, cannot be utilized to support our deferred tax assets under ASC 740.

Reconciliations of the difference between income taxes from continuing operations computed at the statutory federal rate, and provision for income taxes for the years ended December 31, 2010 and 2009, are as follows:

	Years Ended December 31,
	2010	2009
Statutory rate	34.0%	34.0%
Change in statutory rate	0.5	—
State taxes, net of federal benefits	5.5	5.6
Other	(0.7)	(1.1)
Change in valuation allowance - state	(4.5)	—
Change in valuation allowance - federal	(24.7)	—
	10.1%	38.5%

The primary components of temporary differences which give rise to deferred taxes and deferred liabilities as of December 31, 2010 and 2009 are as follows:

	December 31,
	2010	2009
Deferred tax assets
Depreciation	$1,518	$1,610
Non-cash interest	—	2,380
Transaction fees	30	—
Deferred rent	386	246
Allowance for bad debt	90	135
Interest rate swap	—	474
Investment impairment	190	—
Net operating losses	12,992	6,528
State tax deferred	274	348
Other	195	216
Total deferred tax assets	15,675	11,937
Deferred tax liabilities
Intangible assets	(19,597)	(19,386)
State tax - deferred	(9)	(56)
Total deferred tax liabilities	(19,606)	(19,442)

Valuation allowance	(2,614)	—
Net deferred tax	$(6,545)	$(7,505)

We evaluate deferred tax assets for recoverability using a consistent approach which considers the relative impact of negative and positive evidence, including historical financial performance, projections of future income, future reversals of existing taxable temporary differences, tax planning strategies and any available carryback capacity. A portion of our taxable temporary differences relates to indefinitely-lived intangible assets which cannot be used to allow for the recognition of our definite-lived deferred tax assets.

At December 31, 2010, the Company had net operating loss carryforwards (NOLs) available to offset future taxable income of approximately $43,800 for federal, and approximately $43,700 for various state, tax returns. The NOLs expire in various amounts starting in 2027 to 2030.

The authoritative guidance associated with the accounting for uncertainty in income taxes recognized in an enterprise's financial statements prescribes a recognition threshold and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with this interpretation is a two-step process. The first step is recognition, in which the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of the liability to recognize in the financial statements.

The Company determined, based upon the weight of available evidence, that it is more likely than not that its tax positions will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the positions.  Therefore, no reserve has been accrued.

Note 13 - Commitments and Contingencies

Operating Leases

The Company leases office space, as well as telecommunications, office equipment, and satellite communications, under various operating lease agreements, which expire at various dates through 2022. Certain lease agreements are non-cancellable, with aggregate minimum lease payment requirements, and contain certain escalation clauses.

The Company incurred aggregate rent expense under its operating leases of approximately $5,700 and $5,500 for the years ended December 31, 2010 and 2009, respectively. The Company earned sublease income of $1,100 and $900 for the years ended December 31, 2010 and 2009, respectively.

Future minimum rental payments, and future minimum rent to be received under non-cancellable operating leases, consisted of the following at December 31, 2010:

	Future Minimum Rent	Future Minimum Sublease Income
Year Ending December 31:
2011	$4,936	$(1,081)
2012	4,062	(1,138)
2013	3,852	(1,311)
2014	3,563	(1,311)
2015	3,997	(1,311)
2016 and thereafter	11,827	(218)
Total	$32,237	$(6,370)

Capital Leases

The Company leases certain network and office equipment under capital leases. Future minimum payments under these agreements are $48 due in 2011 as of December 31, 2010.

Backtrax

In September 2005, the Company purchased the assets of Backtrax Radio Network (“Backtrax”). Backtrax may receive an annual earn-out equal to 26.5% of net profits, as defined in the asset purchase agreement, for a period of seven years. The Company records this contingency when determinable. The additional consideration is recorded in goodwill on the consolidated balance sheets at its fair value as additional purchase price for Backtrax. The Company has recorded an additional $185 and $235 of goodwill for the years ended December 31, 2010 and 2009, respectively.

Guarantee Payments

The Company has an agreement with a specific producer that requires annual guarantee payments as described below. In 2010, the producer's earnings exceeded the guarantee payment ($3,000), whereas in 2009, the producer's earnings were below the guarantee payment ($2,900), causing the Company to pay the differential to meet the guarantee. This agreement expires by December 31, 2014.

Future annual guaranteed payments are as follows:

Year Ending December 31:
2011	$3,100
2012	3,200
2013	3,300
2014	3,400
$13,000

Employment Agreements

The Company has entered into employment agreements with certain of its executives, which provide for annual compensation plus, in most cases, bonuses and other benefits. As of December 31, 2010, future minimum annual payments under these agreements were as follows:

Year Ending December 31:
2011	$2,625
2012	1,073
$3,698

Management Agreement

Until July 2011, Excelsior had a Management Agreement with Westwood, whereby Excelsior was managing and operating the 24/7 Formats. The Company recognized all revenue, and incurred all expenses, related to the operation of the 24/7 Formats. The Management Agreement required the Company to pay a rights fee of approximately $2,400 in 2009, $2,530 in 2010, and $2,600 in each of 2011 and 2012. The Management Agreement stated the fees in 2011 and 2012 would be reduced to the extent the Company exercised a call option on or after June 30, 2011 to purchase the 24/7 Formats for $4,950. In addition, if the Company did not exercise its call option, Westwood could exercise its put option on January 15, 2012 for the same amount. For the years ended December 31, 2010 and 2009, in addition to the minimum rights fees' obligation, the Company made an additional payment of $660 and $633, respectively, which is included in prepaid expenses. On July 29, 2011, the Company exercised its call option. See Note 16 - Subsequent Events.

Legal Matters

During 2009, the Company's wholly-owned subsidiary, Ando Media, LLC (“Ando”), incurred legal costs of approximately $1,500 disputing a patent infringement lawsuit stemming from its customers' use of certain technology provided to it by Ando. In December 2009, Ando settled the claim out of court for $2,500. A payment of $1,500 was made in December 2009 as the first installment. Additional payments of $500 were made on March 31, 2010 and May 30, 2010, respectively. The Company is in the process of trying to obtain reimbursement of the legal and settlement costs from various parties.

The Company, from time-to-time, is named as a defendant in certain lawsuits. Management's opinion is that the outcome of such litigation will not materially affect the Company's consolidated financial position, or its results of operations or cash flows.

Note 14 - Related Party Transactions

Senior Notes

The Company has senior notes, classified as long-term debt payable to related parties in the consolidated balance sheets held by its major shareholders, Oaktree and Black Canyon, and certain members of management. As of December 31, 2010 and 2009, the total amount of senior notes issued by us to the aforementioned related parties were $94,585 and $67,349, respectively. Interest expense related to these senior notes of approximately $12,300 and $9,300 was accrued for the years ended December 31, 2010 and 2009, respectively. See Note 10 - Long-Term Debt for additional details on these senior notes.

Note 15 - Fair Value of Financial Instruments

The Company's financial instruments consist primarily of cash and cash equivalents, restricted investment, accounts receivable, accounts payable, producer payables, accrued expenses, long-term debt, and interest rate swap contracts. The carrying values of the Company's cash and cash equivalents, restricted investment, accounts receivable, accounts payable, producer payables, and accrued expenses approximate fair value due to the short maturity of these instruments. The fair values of some investments are estimated based on quoted market prices for those or similar investments. For other investments for which there are no quoted market prices, a reasonable estimate of fair value could not be made without incurring excessive costs. Additional information pertinent to the value of an unquoted investment is provided in Note 5 - Investments. The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The carrying amount of the Company's long-term debt at December 31, 2010 and 2009 was $190,441 and $154,356, respectively. Using a discounted cash flow technique that incorporates a market interest yield curve with adjustments for duration and risk profile, the Company has determined the fair value of its debt to be approximately $199,000 and $145,000 at December 31, 2010 and 2009, respectively. In determining the market interest yield curve, the Company considered its credit rating.

However, considerable judgment is required in interpreting market data to develop estimates of fair value. The fair value estimate presented herein is not necessarily indicative of the amount that the Company or the debt holders could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

The fair value of interest rate swaps is based on forward-looking interest rate curves, as provided by the counter-party, adjusted for the Company's credit risk. Fair value of the liability for contingent consideration related to business combinations is estimated using discounted forecasted revenues.

As of December 31, 2010, assets and liabilities measured at fair value on a recurring basis are summarized below:

	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$2,275	$—	$—
Restricted investment (included in other assets)	538	—	—
Total assets	$2,813	$—	$—

Liabilities
Liability for contingent consideration	$—	$—	$1,000
	$—	$—	$1,000

As of December 31, 2009, assets and liabilities measured at fair value on a recurring basis are summarized below:

	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$534	$—	$—
Restricted investment	538	—	—
Total assets	$1,072	$—	$—

Liabilities
Interest rate swaps	$—	$1,146	$—
	$—	$1,146	$—

The following table presents the Company's liability for contingent payments on acquisition measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	December 31,
Description	2010	2009
Balance at the beginning of the year	$—	$—
Transfer to Level 3	—	—
Business acquired	1,000	—
Balance at the end of the year	$1,000	$—

The following table represents the Company's asset that was measured at fair value on a non-recurring basis during 2010:

	Fair Value at		Impairment
Description	December 31, 2010	Level 3	Charge
Asset
Investment in Ex-Band (included in other assets)	$561	$561	$561
Total	$561	$561	$561

The investment in Ex-Band was measured for impairment (see Note 5 - Investments), and resulted in a non-cash impairment charge of $561. The impairment was primarily due to a significant decline in revenues from 2008 to 2010. The Company utilized current and forecasted financial information, including multiple measures of revenue, net income, and EBITDA, to determine the fair value of Ex-Band.

The following table represents the Company's asset included in non-current assets from discontinued operations that was measured at fair value on a non-recurring basis during 2009:

	Fair Value at		Impairment
Description	December 31, 2009	Level 3	Charge
Asset
Non-current assets discontinued operations (impairment of trade name)	$360	$360	$360
Total	$360	$360	$360

Note 16 - Subsequent Events

On July 29, 2011, the Company exercised its call option to purchase the 24/7 Formats for $4,950 pursuant to the terms contained in the Management Agreement entered into on May 23, 2006 by and between Westwood and Excelsior (see Note 13 - Commitments and Contingencies). This pre-existing relationship is subject to ASC 805 - Business Combinations and to the extent such amount is representative of a favorable or unfavorable settlement of a pre-existing relationship, we will recognize a gain or loss as of the date of the Merger.

On July 29, 2011, the operations of the Company's Digital Services business were spun-off to a related entity, Triton Digital, that was owned by Triton Media, our sole shareholder (see Note 3 - Discontinued Operations). Also on July 29, 2011, we entered into a Digital Reseller Agreement with Triton Digital, pursuant to which we agreed to provide, at our sole expense and on an exclusive basis (subject to certain exceptions), for four years, services to Triton Digital customarily rendered by terrestrial network radio sales representatives in the United States in exchange for a commission.

On October 21, 2011, we announced the consummation of the transactions (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of July 30, 2011 (as amended, the "Merger Agreement"), by and among Westwood, Radio Network Holdings, LLC, a Delaware corporation (since renamed Verge Media Companies LLC, "Merger Sub"), and Verge. Verge merged with and into Merger Sub, with Merger Sub continuing as the surviving company. For a more detailed description of the agreements and the credit facilities entered into in connection with the Merger, please refer to the Current Report on Form 8-K filed on October 27, 2011 or Westwood's Quarterly Report on Form 10-Q filed on November 14, 2011 and the agreements filed as exhibits to such filings.

Pursuant to the Merger Agreement and in connection with the Merger, each issued and outstanding share of previously existing Westwood common stock (22,667,591 shares) was reclassified and automatically converted into one share of Class A Common Stock without any further action on the part of the holders of Westwood common stock. In connection with the Merger, each outstanding share of common stock of Verge was automatically converted into and exchanged for the right to receive approximately 6.838 shares of Class B Common Stock. Westwood issued 34,237,638 shares of Class B Common Stock to Verge stockholders, representing approximately 59% of the issued and outstanding shares of common stock of Westwood on a fully diluted basis. No fractional shares of Class B Common Stock were issued in connection with the Merger and holders of fractional shares of Class B Common Stock received a whole share of Class B Common Stock in lieu thereof. In connection with the Merger, Westwood also issued 9,691.374 shares of Series A Preferred Stock of the Company (the “Series A Preferred Stock") to Verge stockholders, as calculated in accordance with the Merger Agreement. The consideration received from the Merger as of the closing date is approximately $91,500, which equals the market value of Westwood's Class A Common Stock and Series A Preferred Stock as of the date of the Merger.  The market value was determined by multiplying the number of outstanding shares of Westwood Class A common stock by the closing price of the stock on October 21, 2011 (the date the Merger closed), and adding the value of the Series A Preferred Stock (calculated by multiplying the number of such preferred shares by the liquidation preference of $1,000 per share). In addition, the Company, Westwood, Gores Radio Holdings, LLC ("Gores") and Triton Media entered into the Indemnity and Contribution Agreement, dated as of July 30, 2011 and amended on October 21, 2011, whereby under certain circumstances and subject to certain limitations, Triton Media agreed to indemnify Westwood if Westwood suffers any losses arising from or directly related to the Digital Services business, and Gores agreed to indemnify Triton Media if Westwood suffers any losses arising from or directly related to Westwood's sale of its Metro Traffic Business.

As part of the Merger, the existing debt was paid and our parent, Westwood, as borrower, and we as a subsidiary guarantor, entered into new credit agreements that are described below.

New Credit Agreements

On October 21, 2011, in connection with the consummation of the Merger, Westwood as borrower and we, as a subsidiary guarantor, entered into (1) a First Lien Credit Agreement (as amended, the “New First Lien Credit Agreement”) and (2) a Second Lien Credit Agreement (as amended, the “New Second Lien Credit Agreement” and, together with the New First Lien Credit Agreement, the “New Credit Agreements”). As described below, the New Credit Agreements were amended on November 7, 2011.

General Terms

The New First Lien Credit Agreement provides for (1) a term loan in an aggregate principal amount of $155,000 (the “New First Lien Term Loan Facility”), (2) a $25,000 revolving credit facility, $5,000 of which is available for letters of credit (the “New First Lien Revolving Credit Facility” and, together with the New First Lien Term Loan Facility, the “New First Lien Credit Facilities”) and (3) an uncommitted incremental facility in the amount of up to $25,000, of which $10,000 may be used to increase the amount of the New First Lien Revolving Credit Facility. The New Second Lien Credit Agreement provides for a term loan in an aggregate principal amount of $85,000 (the “New Second Lien Term Loan Facility” and, together with the New First Lien Term Loan Facility, the “New Term Loan Facilities”; the New Term Loan Facilities collectively with the New First Lien Revolving Credit Facility, the “New Credit Facilities”). Concurrently with the consummation of the Merger, the full amount of the New Term Loan Facilities was drawn, $9,600 in revolving loans were drawn, and approximately $2,020 of letters of credit were either rolled into the New First Lien Credit Facilities or issued in order to backstop existing letters of credit under Westwood's or Excelsior’s prior credit agreements. Westwood's and Excelsior's prior credit agreements were repaid as of the consummation of the Merger.

Each of the New First Lien Revolving Credit Facility and New First Lien Term Loan Facility has a five-year maturity. The New Second Lien Term Loan Facility has a five-year nine-month maturity. The principal amount of the New First Lien Term Loan Facility amortizes in quarterly installments equal to 2.5% (per annum) of the original principal amount of the New First Lien Term Loan Facility payable beginning March 31, 2012 and increases by an additional 2.5% per year for the first four and three-quarter years, with the balance payable at maturity. The entire amount of the New Second Lien Term Loan Facility is payable at maturity.

Subject to certain exceptions, the New Credit Facilities are subject to mandatory prepayments in amounts equal to: (a) 100% of the net cash proceeds from certain sales or other dispositions of assets (including as a result of casualty or condemnation) by us or any of its subsidiaries in excess of a certain amount and subject to customary reinvestment provisions and certain other exceptions; (b) 100% of the net cash proceeds from issuances or incurrences of debt by Westwood or any of its subsidiaries (other than indebtedness permitted by the New Credit Agreements); and (c) beginning with the first full fiscal year after the closing date (2012), 75% of our annual excess cash flow. Unless the lenders under the New First Lien Credit Facilities waive mandatory prepayments, no prepayments are required under the Second Lien Term Loan Facility until the New First Lien Credit Facilities have been repaid in full.

In connection with the Merger and pursuant to a Letter Agreement, dated as of July 30, 2011 (the “Letter Agreement”), by and among the Company, Gores, certain entities affiliated with Oaktree, and certain entities affiliated with Black Canyon, we also issued $30,000 in aggregate principal amount of Senior Subordinated Unsecured PIK Notes (the “PIK Notes”) to Gores, certain entities affiliated with Oaktree and certain entities affiliated with Black Canyon. The PIK Notes are unsecured, accrue interest at the rate of 15% per annum, mature on the six-year three-month anniversary of the issue date and are subordinated in right of payment to the New Credit Facilities.

On November 7, 2011, Westwood entered into a (1) First Amendment to the First Lien Credit Agreement, dated as of November 7, 2011, with the lenders party thereto (the “First Lien Amendment”) and (2) First Amendment to the Second Lien Credit Agreement, dated as of November 7, 2011, with the lenders party thereto (the “Second Lien Amendment”).  Such amendments, among other things:  (1) require Westwood, after giving effect to any permitted acquisition under the First Lien Credit Agreement and Second Lien Credit Agreement, to (a) have liquidity of $10,000 and (b) have a Consolidated Leverage Ratio of at least 0.25 to 1.00 less than the level otherwise required to be met for the most recently completed fiscal quarter for which financial statements have been or were required to be delivered, and (2) cap the amount of pro-forma adjustments to Consolidated EBITDA that we can claim as a result of, or in connection with, a permitted acquisition at 25% of the Consolidated EBITDA of the target entity.

Covenants

The New Credit Agreements contain a number of customary affirmative and negative covenants that, among other things, will limit or restrict Westwood's and its subsidiaries' (of which we are one) ability to: incur additional indebtedness (including guarantee obligations); incur liens; engage in mergers, consolidations, liquidations and dissolutions; sell assets; pay dividends and make other payments in respect of capital stock; make capital expenditures; make acquisitions, investments, loans and advances; pay and modify the terms of certain indebtedness; engage in certain transactions with affiliates; enter into certain speculative hedging arrangements; enter into negative pledge clauses and clauses restricting subsidiary distributions; change our lines of business; and change our accounting fiscal year, name or jurisdiction of organization. The affirmative and negative covenants in the New Second Lien Credit Agreement are substantially similar to the New First Lien Credit Agreement, with customary cushions and setbacks. In addition, under the New Credit Agreements, Westwood and its subsidiaries will be required to maintain a specified Minimum Consolidated Interest Coverage Ratio and not exceed a specified Maximum Consolidated Leverage Ratio. Minimum Consolidated Interest Coverage Ratio is defined as Consolidated EBITDA divided by Consolidated Cash Interest Expense and Maximum Consolidated Leverage Ratio is defined as Consolidated Total Debt divided by Consolidated EBITDA.

Interest Rate

As of the closing date, at Westwood's election, the interest rate per annum applicable to the loans under the New Credit Facilities will be based on a fluctuating rate of interest determined by reference to either (1) a base rate determined by reference to the higher of (a) the prime rate, (b) the federal funds effective rate plus 0.50% and (c) (x) a Eurodollar rate applicable for an interest period of one month plus (y) 1.00%, in each case, plus an applicable margin or (2) a Eurodollar rate determined by reference to LIBOR, adjusted for statutory reserve requirements, plus an applicable margin. As of the closing date, the New First Lien Credit Facilities have applicable margins equal to 5.50%, in the case of base rate loans, and 6.50%, in the case of the Eurodollar rate for Eurodollar rate loans, and the New Second Lien Term Loan Facility has applicable margins equal to 10.50%, in the case of base rate loans, and 11.50%, in the case of Eurodollar rate loans. Borrowings under (a) the New First Lien Credits Facilities will be subject to a floor of 1.50% in the case of Eurodollar loans and (b) the New Second Lien Term Loan Facility will be subject to a floor of (x) 2.50% in the case of the base rate for base rate loans and (y) 1.50% in the case of the Eurodollar rate for Eurodollar loans.

Based on current rates, the annual rates of interest currently applicable to the New Credit Facilities are: 8.0% on the New First Lien Term Loan Facility (including the revolving credit facility) and 13.0% on the New Second Lien Term Loan Facility.

Guaranty Agreements

In connection with the New First Lien Credit Facilities, Westwood and certain of its subsidiaries (including us) (the “Subsidiary Guarantors”) entered into a Guaranty and Security Agreement (the “First Lien Guaranty and Security Agreement”), securing substantially all of Westwood's and each guarantor’s tangible and intangible assets.

In connection with the New Second Lien Term Loan Facility, Westwood and certain of the Subsidiary Guarantors entered into a Guaranty and Security Agreement (the “Second Lien Guaranty and Security Agreement”), securing substantially all of Westwood's and each guarantor’s tangible and intangible assets. The terms of the Second Lien Guaranty and Security Agreement are substantially similar to the terms of the First Lien Guaranty and Security Agreement.

Outstanding Balances

As of December 31, 2011, there was $155,000 outstanding under the New First Lien Term Facility, $85,000 outstanding under the New Second Lien Term Loan Facility, $30,000 outstanding under the PIK Notes and $4,600 outstanding under the $25,000 revolving credit facility (not including $2,020 in letters of credit used as security on various leased properties and issued thereunder).

Option Plan

On December 19, 2011, the Board of Directors approved the Dial Global, Inc. 2011 Stock Option Plan (the “2011 SOP”).  The 2011 SOP authorizes the issuance of 8,513,052 shares of Class A common stock and on December 20, 2011 options to purchase 5,566,225 shares were awarded, leaving 2,946,827 shares of Class A common stock available for future stock option issuances. The 2011 SOP was approved by written consent by stockholders of Westwood holding a majority of Westwood's outstanding voting shares.  The 2011 SOP and stock option grants awarded thereunder will become effective twenty calendar days after a definitive Information Statement on Schedule 14C regarding the 2011 SOP has been filed with the SEC and mailed to our stockholders.